For Immediate Release
Citigroup Inc. (NYSE: C)
December 13, 2007

Citi Commits Support Facility for Citi-Advised SIVs

NEW YORK - Citi announced today that it has committed to provide a support facility that will resolve uncertainties regarding senior debt repayment currently facing the Citi-advised Structured Investment Vehicles (“SIVs”).

This action is a response to the recently announced ratings review for possible downgrade by Moody’s and S&P of the outstanding senior debt of the SIVs, and the continued reduction of liquidity in the SIV related asset-backed commercial paper and medium-term note markets. These markets are the traditional funding sources for the SIVs. Citi’s actions today are designed to support the current ratings of the SIVs’ senior debt and to allow the SIVs to continue to pursue their current orderly asset reduction plan. As a result of this commitment, Citi will consolidate the SIVs’ assets and liabilities onto its balance sheet under applicable accounting rules.

Several key factors further contributed to Citi’s decision to make this commitment:

•
The SIVs continue to successfully pursue alternative funding strategies, primarily asset reductions, to meet maturing debt obligations. The SIV assets (net of cash and cash equivalents) have been reduced from $87 billion in August 2007 to $49 billion currently, while maintaining the overall high credit quality of the portfolio. Citi expects orderly asset reductions will be sufficient to meet liquidity requirements through the end of 2008, which currently total $35 billion. Consequently, Citi expects little or no funding requirement from the facility.

•	As assets continue to be sold, Citi’s risk exposure, and the capital ratio impact from consolidation, will be reduced accordingly.

•
Given the high credit quality of the SIV assets, Citi’s credit exposure under its commitment is substantially limited. Approximately 54% of the SIV assets are rated triple-A and 43% double-A by Moody’s, with no direct exposure to sub-prime assets and immaterial indirect sub-prime exposure of $51 million. In addition, the junior notes, which have a current market value of $2.5 billion, are in the first loss position.

•
Taking into account this commitment, Citi still expects to return to its targeted capital ratios by the end of the second quarter of 2008. Based on September 30, 2007 capital ratio disclosures and applying the current asset levels in the SIVs, the estimated impact of this action would have been approximately 16 basis point decline in the Tier 1 capital ratio and approximately 12 basis point decline in the TCE/RWMA ratio.

“Our team has made great progress managing the SIVs in a very difficult environment. After considering a full range of funding options, this commitment is the best outcome for Citi and the SIVs,” said Vikram Pandit, Citi’s Chief Executive Officer.

The terms of this committed facility will be finalized in early 2008 and will reflect market terms.

The commitment is independent of the “Master Liquidity Enhancement Conduit” (“M-LEC”). Citi continues to support the formation of the M-LEC, which is an initiative that involves Citi and other financial institutions.

Attached are additional fact sheets regarding the SIVs and the committed support facility.

###

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Media Contacts:	Christina Pretto	(212) 559-9560
	Michael Hanretta	(212) 559-9466
	Shannon Bell	(212) 793-6206

Investors:	Arthur Tildesley	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

ADDITIONAL FACTS ON THE CITI-ADVISED SIVs

Profile of the SIV assets and liabilities as of December 12, 2007:
		Average Credit Quality (1,2)
	Average Asset Mix	Aaa	Aa	A
Financial Institutions Debt	60%	14%	43%	3%
Sovereign Debt	1%	1%
Structured Finance:
MBS - Non-U.S. residential	12%	12%
CBOs, CLOs, CDOs	6	6
MBS - U.S. residential	7	7
CMBS	3	3
Student loans	5	5
Credit cards	5	5
Other	1	1
Total Structured Finance	39%	39%
Total Assets	100%	54%	43%	3%
• The weighted average maturity of the assets is 3.7 years
(1)	Based on Moody’s ratings.
(2)	The SIVs have no direct exposure to U.S. sub-prime assets and have approximately $51 million of indirect exposure to sub-prime assets through CDOs which are AAA rated and carry credit enhancements.

	Amount Outstanding	Average Rating	Average Maturity
Commercial Paper	$10B	A-1+/P-1	2.4 months
Medium Term Notes	48B	AAA/Aaa	10.1 months

OTHER INFORMATION

•
Through asset reductions, the SIVs have partially repaid the previously disclosed $10 billion commitment to purchase commercial paper. As a result, Citi now holds $7.2 billion of commercial paper issued by the SIVs as of December 12, 2007. Citi expects the SIVs to fully repay the commercial paper at or before the last maturity date in mid-March 2008. Following the final maturity date, the new facility is expected to be the sole commitment by Citi to the SIVs.

•	The Citi-advised SIVs are: Beta, Centauri, Dorada, Five, Sedna, Vetra and Zela.

ADDITIONAL FACTS ON THE COMMITTED SUPPORT FACILITY

FINANCIAL AND ACCOUNTING IMPACT

•	From an accounting perspective:

-	Upon consolidation and on an ongoing basis, the SIV assets and liabilities will be accounted for at fair value.

-
Any losses resulting from changes in the market values of the assets and liabilities are first borne by the junior note holders up to the value of their investments, which had a market value of $2.5 billion on December 12, 2007.

-
The total value of the assets and liabilities on December 12, 2007, were each $62 billion, which includes cash and cash equivalents of $13 billion in the assets and the $2.5 billion of junior notes in the liabilities.

•	From an economic perspective:

-	The size and terms of the facility will be determined in early 2008 and will reflect market terms.

-	The size of the facility will vary through the life of the facility and will depend on a number of factors, including the SIVs’ repayment of maturing debt obligations.